Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-224463) and on Form F-3 (File No. 333-228677) (collectively, the “Registration Statements”) of our report dated January 26, 2022, relating to the consolidated balance sheet of Farmmi, Inc. as of September 30, 2021, and the related consolidated statement of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year ended September 30, 2021, which appear in such Registration Statements. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ YCM CPA, Inc.

Irvine, California

January 26, 2022